EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to incorporation by reference in the previously filed Registration Statement on Forms S-8 File Nos. 333-69420 and 333-69416, respectively and Forms S-3 (File Nos. 33-71692 and 33-111309, respectively) of Dimeco, Inc. of our report dated February 6, 2004, relating to the consolidated statements of financial condition of Dimeco, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the three years in the period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-KSB of Dimeco, Inc.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

March 22, 2004